As filed with the Securities and Exchange Commission on June 1, 2017

Registration No. 333-132854	Registration No. 333-168018	Registration No. 333-212208

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132854

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168018

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212208

UNDER

THE SECURITIES ACT OF 1933

Western Refining, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3472415
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

212 N. Clark St.

El Paso, Texas 79905

(Address of Principal Executive Offices) (Zip Code)

Western Refining Long-Term Incentive Plan

2010 Incentive Plan of Western Refining, Inc.

Amended and Restated Northern Tier Energy LP 2012 Long Term Incentive Plan

(Full title of the plans)

Kim K. W. Rucker

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

(210) 626-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Frank J. Aquila

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer (do not check if a smaller reporting company)	☐	Smaller reporting company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON SHARES

Western Refining, Inc. (the “Registrant”) is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.	Registration Statement No. 333-132854, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2006, registering the offer and sale of the Registrant’s common stock, par value $0.01 per share (“Registrant Common Stock”), issuable pursuant to the Western Refining Long-Term Incentive Plan.

2.	Registration Statement No. 333-168018, filed with the SEC on July 7, 2010, registering the offer and sale of Registrant’s Common Stock, issuable pursuant to the 2010 Incentive Plan of Western Refining, Inc.

3.	Registration Statement No. 333-212208, filed with the SEC on June 23, 2016, registering the offer and sale of Registrant’s Common Stock, issuable pursuant to the Amended and Restated Northern Tier Energy LP 2012 Long Term Incentive Plan.

On June 1, 2017, pursuant to the Agreement and Plan of Merger, dated as of November 16, 2016, by and among the Registrant, Tesoro Corporation (“Tesoro”), Tahoe Merger Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of Tesoro (“Merger Sub 1”) and Tahoe Merger Sub 2 LLC, Merger Sub 1 merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Tesoro.

In connection with the Merger, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements, the Registrant hereby removes from registration all securities under the Registration Statements that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, City of San Antonio, in the State of Texas, on the 1st day of June, 2017.

Western Refining, Inc.

By:	/s/ Blane W. Peery
	Name:	Blane W. Peery
	Title:	Vice President and Controller

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.